Exhibit 99.1

MCTC Files Patent - Edible, Dissolvable Cannabinoid Film Enhanced Solid Cannabinoid Polymeric Nanoparticles and Water Soluble Vitamin E (TPGS)

LOS ANGELES, CA / ACCESSWIRE /September 17, 2019 / MCTC Holdings, Inc. (OTC: MCTC) today announces the filing of a provisional patent application with the United States Patent and Trademark Office on a unique edible cannabinoid delivery and packaging technology enhanced with solid polymeric nanoparticles and d-α-Tocopheryl Polyethylene Glycol 1000 Succinate (TPGS), a water soluble form of vitamin E, which is a proven bioenhancer of active ingredients.

“The polymeric solid nanoparticles used to enhance the properties of the invention should not be confused with the simple aqueous nanoemulsions being marketed by some cdompanies, as these are very different technologies,” commented CEO, Arman Tabatabaei. We believe polymeric nanoparticles are the future of cannabinoid delivery, offering unparalleled flexibility, stability, bioavailability and almost unlimited customization of cannabinoid combinations. This is state of the art science just now being introduced to cannabinoid formulators by our team. We are excited to be at the forefront of this technological change in the hemp and cannabis industries.”

The invention is a unique edible film that dissolves in cold water that can be used as both a packaging technology and as a delivery system for hemp extracts, cannabinoids, vitamins or other active ingredients. The film combines several state of the art bioavailability enhancement techniques to improve the proportion of the chosen active ingredient which is absorbed and made available to the human body. The Company’s development efforts produced a unique method to infuse cannabinoids and d-α-Tocopheryl Polyethylene Glycol 1000 Succinate, known as TPGS or Vitamin E TPGS. TPGS, has been widely used for decades for its dispersing, emulsifying and solubilizing effects on poorly water-soluble compounds. The Company’s unique process utilizing TPGS applies these well documented properties to hydrophobic and very poorly water-soluble hemp extracts and cannabinoids.

By combining the developments relative to hemp extracts, cannabinoids and TPGS infusion with other internally developed technologies, such as cannabinoid polymeric nanoparticles that are believed to further enhance bioavailability and flexibility relative to cannabinoid combination customization, the Company and Kirby & Padgett, LLC, a Company technology partner, have developed a unique food and beverage packaging and cannabinoid delivery technology.

Mr. Tabatabaei added, “This first provisional filing is consistent with our recently outlined corporate direction to enter into defensive and valued added sectors of the hemp and cannabis industries. We are planning to continue development efforts centered on hemp extract and cannabinoid bioavailability, sustained release of cannabinoids, and custom cannabinoid combinations, working toward developing a strong portfolio of protected intellectual properties and trade secrets relative to these highly specialized areas of this fast moving and high growth hemp and cannabis industries.”

About MCTC Holdings, Inc.

MCTC Holdings, Inc. (d/b/a: Cannabis Global) is a Delaware registered, fully reporting and audited publicly-traded company. With the hemp and cannabis industries moving very quickly and with a growing number of market entrants, MCTC plans to concentrate its efforts on the middle portions of the hemp and cannabis value chain. The Company plans to actively pursue R&D programs and productization for exotic cannabinoid isolation, bioenhancement of cannabinoids and polymeric solid nanoparticles and nanofibers for addition into consumer products and for dermal application. The Company was reorganized during June of 2019 and announced its intent to enter the fast-growing cannabis sector and its intent to change its corporate identity to Cannabis Global, Inc. The Company is headed and managed by a group of highly experienced cannabis industry pioneers and entrepreneurs.

More information on the Company can be viewed at www.CannabisGlobalinc.com.

For more information, please contact:

Arman Tabatabaei

IR@cannabisglobalinc.com

Forward-looking Statements

This news release contains "forward-looking statements" which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "expect", "project", "plan", or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-k, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

SOURCE: MCTC Holdings, Inc

2